Exhibit 99.1

5227 North 7th Street Phoenix, Arizona 85014 (602) 266-6700 Fax (602) 234-2264 www.zila.com
ZILA RECEIVES NASDAQ STAFF DEFICIENCY LETTER
PHOENIX, Arizona — March 26, 2008 — Zila, Inc. (NASDAQ:ZILA) today announced that it has received a Nasdaq Staff Deficiency Letter on March 20, 2008 indicating that for the last 30 consecutive business days, the bid price of its common stock has closed below $1.00 per share. As a result, the company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5).
In accordance with Marketplace Rule 4450(e)(2), the company has been provided 180 calendar days, or until September 16, 2008, to regain compliance. The company will achieve compliance, if before September 16, 2008, the bid price of the company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days. If the company does not regain compliance by September 16, 2008, but can demonstrate as of that date that the company meets the criteria for initial listing set forth in Marketplace Rule 4310(c) (other than the bid price requirement) and its application is approved, the company will have an additional 180 days to regain compliance while on The Nasdaq Capital Market.
About Zila, Inc.
Zila, Inc., is a fully integrated oral diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. ViziLite® Plus, the company’s flagship product for the early detection of oral abnormalities that could lead to cancer, is the first and only adjunctive medical device cleared by the FDA for use in a population at increased risk for oral cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rota-dent(R) Professional Powered Brush, the Pro-Select(R) Platinum ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely affect revenue, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2007 and Form 10-Q for the quarter ended January 31, 2008.
For more information about the company and its products, please visit www.zila.com.
Contact:
Investors, Robert Jaffe of PondelWilkinson Inc., 310-279-5969
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